Exhibit 10.1

EMPLOYMENT, CONFIDENTIALITY
AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into as of the 21st day of September, 2006 (the “Effective Date”), by and between:

COMBINATORX, INCORPORATED, a Delaware Corporation duly organized under law and having an usual place of business at 245 First Street, Sixteenth Floor, Cambridge, Massachusetts 02142 (hereinafter referred to as the “COMPANY”)

and

DR. JAN LESSEM of 6 Davis Brook Drive, Natick, Massachusetts 01760 (hereinafter referred to as the “EMPLOYEE”)

The Company wishes to employ the Employee to serve as the Chief Medical Officer and Chairman of Medical Advisory Boards and, in connection therewith, to provide specific medical and scientific expertise and direction for the Company and the Employee desires to be so employed by the Company on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to the Company, and the Employee hereby agree as follows:

1.    EMPLOYMENT.  The Company hereby employs the Employee as Chief Medical Officer and Chairman of Medical Advisory Boards and the Employee accepts such employment, as of September 1, 2006, for the compensation and on the other terms and conditions set forth below.

2.    PERIOD OF EMPLOYMENT; DUTIES.  The employment of the Employee shall be for a fixed period commencing with the Effective Date and ending on April 7, 2008 (the “Transition Date”), or earlier if the employment is terminated pursuant to Section 4 below (the “Employment Period”).  The Employee shall be employed as the Chief Medical Officer and Chairman of Medical Advisory Boards, and shall have the title, duties and responsibilities normally and customarily associated with said offices and positions.

As a member of the Senior Management Team, the Employee shall report to and take direction from the Company’s President/CEO.

During the Employment Period, Employee shall devote all of his business time, attention and loyalty to the Company; provided, however, that the foregoing shall not prevent the Employee from serving on the board of directors or similar body of corporations or entities approved by the Board, of from entering into consulting arrangements mutually agreed to by the President/CEO and the Employee.  The Employee warrants and represents that he is under no contractual or other restrictions or obligations which will in any way limit his activities on behalf of or employment by the Company; and the entering into of this Agreement does not violate any agreement, contract or confidentiality agreement that the Employee may have entered into or that is binding upon the Employee.

3.    COMPENSATION

3.1         Annual Base Salary.  Subject to the provisions hereof, from the Effective Date through December 31, 2006, the Company shall pay Employee, not less frequently than monthly in arrears, a base salary at an annual rate of Three Hundred Twenty Thousand Dollars ($320,000.00) (the “Base Salary”).  Thereafter, annually during the Employment Period, the Base Salary shall be determined by the Compensation Committee of the Company’s Board of

Directors (the “Compensation Committee”), and in no event shall the Base Salary be less than the most recently negotiated and accepted Base Salary.  All payments of salary and other compensation to the Employee shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

3.2         Fringe Benefits.  During the Employment Period, the Employee shall be entitled to all rights and benefits for which he shall be eligible under group insurance and other fringe benefits which may from time to time be provided to the Company’s executive employees generally.

Further, the Company shall reimburse the Employee for the out-of-pocket expenses incurred by the Employee in the fulfillment of his duties and responsibilities hereunder. Reimbursement shall be in accordance with the Company’s policies and procedures and in compliance with the requirements of the Internal Revenue Code of 1986, as amended.  Reimbursement of travel expenses will be consistent with the Company’s travel policies.

3.3         Vacation. During the Employment Period, the Employee shall be entitled to (i) one (1) week of vacation from the Effective Date until December 31, 2006, (ii)  eight (8) weeks of vacation for the calendar year 2007, six (6) of which can be taken consecutively and (iii) one (1) week of vacation from January 1, 2007 until the Transition Date.  Vacation time, after the year in which it is earned, may not be carried forward to succeeding years.

3.4         Bonus Payments.  In partial consideration of the Employee entering into this Agreement, the Company shall provide the following:

A) Performance Bonus. Upon the recommendation of the President/CEO and based on the Company’s financial and cash position and the Employee’s contribution to the Company’s achievement of its annual goals, the Company may for the 2006 and 2007 fiscal years, in its discretion, award an annual performance bonus to the Employee.

B) Stock Option Awards.  The Compensation Committee may, on an annual basis in its discretion, grant stock options or restricted stock awards to the Employee based on: (i) the Employee’s performance and (ii) the Company progress and attainment of its business goals and objectives.  The granting of the stock options and the terms and conditions of the award (e.g. the number of shares granted and the vesting schedule), shall be solely within the discretion of the Compensation Committee.

3.5         Change of Control.  Notwithstanding the foregoing, it is agreed and understood that, in the event of a “Change of Control” as hereinafter defined prior to the Transition Date, the Employee shall be entitled to the following:  (i) The Company shall pay the Employee his then Base Salary for a period of eighteen (18) months, to be paid in the usual and customary manner pursuant  to the terms of this Agreement, and (ii) all stock options granted by the Company to the Employee to the extent not previously vested shall accelerate and be deemed fully vested. For purposes of this Agreement, the term “Change of Control” shall mean: (a) a sale, merger or consolidation in which securities possessing more than fifty (50%) percent of the total combined voting power of the Company’s outstanding securities are transferred to a person or a person different from the persons who held the securities immediately prior to such transaction, but excluding any merger with the subsidiary or parent company of the Company; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more persons (other than a wholly owned subsidiary of the Company in a single transaction or series of related transaction).

3.6         Housing Stipend.  The Employee hereby acknowledges the payment of a housing stipend of Twenty-five Thousand ($25,000) Dollars, subject to usual and customary state and federal tax deductions on September 15, 2006 as the final housing stipend payment made under this Agreement and the Employee’s prior Employment Agreement with the Company dated as of September 1, 2003.

4.           EARLY TERMINATION OF PERIOD OF EMPLOYMENT.

4.1         Employee’s Earlier Termination.  The Employee may terminate his employment hereunder by giving the Company written notice thereof not less than ninety (90) days prior to the date fixed for such termination in such notice.  If the Employee terminates his employment pursuant to Section 4.1 hereof, the Base Salary, fringe benefits and vesting of stock options shall cease as of the date of such termination of employment.

4.2         Company’s Earlier Termination.  The Company shall have the right to terminate Employee’s employment hereunder prior to the Transition Date:  (i) without Cause,  upon ninety (90) days prior written notice to the Employee and (ii) for Cause, immediately upon, or at any time after, giving written notice of such termination.  In the event that the Employee’s employment is terminated without Cause pursuant to Section 4.2(i), then, subject to his prior execution and non-revocation of a general release in favor of the Company, the Employee shall continue to receive his Base Salary and fringe benefits for a period of twelve (12) months following the date of termination.  In the event that the Employee is terminated without Cause, the vesting of stock options granted to the Employee shall be as follows: With respect to all unvested options, the Employee shall be entitled to vest twenty five (25%) percent of the then unvested options.

If the Company terminates the Employee’s employment pursuant to Section 4.2 (ii) above for Cause, then Employee’s Base Salary, fringe benefits and vesting of stock options shall cease and terminate as of the date of termination of the Employee’s employment.  As used herein “for

Cause” shall mean the determination, in good faith, by the Board, that any one of the following events has occurred:  (a) the conviction of Employee of any felony; (b) the neglect or dereliction by the Employee of his duties and responsibilities as set forth in Article 2 hereof, which neglect or dereliction of duties and responsibilities continues, in the reasonable judgment of the Board, after written notice given to the Employee by the Board; (c) breach by the Employee of this Agreement in any material respect; (d) the Employee’s engaging in any fraudulent conduct toward the Company.  A determination that there is for Cause termination of the Employee’s employment shall be made by the Board, after notice to Employee and providing Employee an opportunity to be heard, and such determination shall require that the Board find that there has occurred an event of the kind described in (a), (b), (c), or (d) above.

4.3.  Termination for Death or Disability.  The Employee’s employment shall terminate automatically upon the Employee’s death.  In the event that the Executive becomes disabled as a result of any mental or physical illness or injury such that he is unable to perform substantially all of his essential duties for 120 days in any 365 consecutive calendar days, with or without reasonable accommodation, the Company may terminate the Employee’s employment by notice to him.  In the event that any question shall arise as to whether the Employee is so disabled as to be unable to substantially perform all of his essential duties hereunder, the Employee shall submit to a medical examination by a physician selected by the mutual agreement of the parties (or by a physician selected jointly by physicians designated by the company and the Employee if no such agreement can be reached)  to determine whether the Employee is so disabled and, for purposes of this Agreement, the conclusions of that physician shall be binding on the parties.  If the Employee’s employment is terminated by reason of the Employee’s death or disability in accordance with Section 4.3, this Agreement shall terminate without obligations to the Employee or his legal representatives under this Agreement, other than for payments made by the Company to the Employee (or his beneficiary or estate) equal to the sum of: (a) the Employee’s annual base salary through the date of termination to the extent not theretofore paid, (b) the reimbursable employment expenses, as provided herein, through the date of termination to the extent not theretofore paid; and (c) any accrued vacation pay to the extent not theretofore paid.

The sum of the amounts described in clauses (a), (b) and (c) shall be hereinafter referred to as the “Accrued Obligations”, which shall be paid to the Employee or his beneficiary designated in writing or his estate, as applicable, in a lump sum in cash within 30 days of the date of termination or such earlier date as required by law.  The rights of the Employee or his beneficiaries or estate under any of the welfare and retirement plans of the Company shall be governed by the terms of those plans, including without limitation those terms applicable to the bringing and processing of claims, and the provisions of the Employee Retirement Income Security Act (“ERISA”), as amended from time to time.

4.4.  Non-renewal on the Transition Date.  If the Agreement is not renewed by the Company prior to the Transition Date, the Company may elect, upon the payment of $18,000 to Employee and upon the Employee executing a mutually acceptable general release of claims, to enter into a consulting agreement with the Employee on substantially the terms provided in Exhibit A.  In that event, no compensation is due to the Employee under this Agreement, other than payment of the Accrued Obligations.

5.           NON-COMPETITION.

5.1         Non-Competition Period.  Employee shall not, directly or indirectly (including,

without limitation, either alone or as a partner, officer, director, employee, joint venturer or stockholder of, or as a consultant or other independent contractor to or agent or representative for, any company, business, individual or other entity), engage in any business activity which is directly or indirectly in competition with the Company’s Business, as hereinafter defined, at any time during the Employment Period and for a period of two (2) years after the termination for any reason of the Employment Period (the “Post-Employment Period”) (collectively, the Employment Period and the Post-Employment Period are herein referred to as the “Non-Competition Period”); provided, however, that nothing in this Agreement shall prevent or restrict the Employee from owning, directly or indirectly, not more than five percent (5%) of the securities of any publicly traded company for the sole purpose of a passive investment.  For purposes of this Agreement, the Company’s Business shall be defined as: (a) researching and developing a discovery platform that identifies novel, non-obvious combinations of active molecules that will then become patent-protected therapeutics, utilizing an automated, high-throughput process to search combinatorial space and using multiple such automated systems in parallel screening efforts to search combinatorial space using disease-specific assays and (b) developing, formulating, manufacturing and commercializing pharmaceutical products that consist of combinations of approved drugs.

5.2           Restricted Business Activities:  During the Non-Competition Period, Employee will not, directly or indirectly:

(a)                                  solicit or request any other employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of the Company;

(b)                                 solicit or request any individual or entity that

                                                researches, develops, markets or sells products that compete with those of the Company, to employ or retain as a consultant any employee or consultant of the Company;

(c)                                  divert, directly or indirectly, to any competitor of the Company, any customer of the Company; or

(d)                                 induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company.

6.           PROPRIETARY RIGHTS.

6.1         Definitions.  For the purposes of this Section 6, the terms set forth below shall have the following meanings:

              6.1.1        Concepts and Ideas.  Those concepts and ideas known to the Employee at any time during the Employee’s employment by the Company which relate to the Company’s present, past or prospective activities, services and products, all of which shall remain the sole and exclusive property of the Company.  The Employee shall have no publication or other Intellectual Property rights to any concepts and ideas and/or Confidential Information, and all of the same shall belong exclusively to the Company.

              6.1.2        Confidential Information.  Confidential Information is that secret or proprietary information of whatever kind or nature disclosed to Employee or known by Employee (whether or not invented, discovered or developed by Employee), at any time during Employee’s establishment of or employment by the Company as a consequence of or through such establishment or employment.  Such secret or proprietary information shall include (unless such information is generally known in the industry through no action or fault of Employee), information relating to the design, trade secrets, manufacture, application, know-how, research and development relating to the Company’s products, materials, operating and other cost data, price lists and data relating to pricing of the Company’s products.  Such secret or proprietary information shall specifically include, without limitation, all information contained in the Company’s manuals, memoranda, plans, drawings and designs, specifications, supply sources, customer lists and records legended or otherwise identified by the Company or the Board as Confidential Information.

6.2         Non-Disclosure to Third Parties.  Except as required by Employee’s duties in the course of his employment by the Company, Employee shall not, at any time during or following the Employment Period, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts or Ideas relating to the present, past or prospective business of the Company to any third party without the prior written consent of the Board which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

6.3         Documents, etc.  All documents, procedural, manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’s products and services, records, notebooks and similar repositories of or containing Confidential Information (including all copies thereof) that come into the Employee’s possession or control by reason of Employee’s establishment of or employment by the Company, whether prepared by Employee or others:  (a) are the property of the Company, (b) will not be used by Employee in any way adverse to the Company (c) will not be removed from the Company’s premises (except as Employee’s duties require) and (d) at the termination (for whatever reason) of Employee’s employment by the Company, will be left with, or forthwith returned by Employee to the Company.

6.4         Assignment of Inventions.  The Employee hereby agrees that he will promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company, and agrees to assign to the Company or its designee all of his right, title and interest in and to any and all of the inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registerable under patent, copyright or similar laws, that the Employee may, solely or jointly, make, develop, conceive or reduce to practice, or cause to be made, developed, conceived or reduced to practice, during the Employment Period (collectively, referred to as the “Inventions”).  Employee further agrees that all original works of authorship that are made by the Employee (solely or jointly with others), within the scope of and during the Employment Period that are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act.

Employee hereby agrees to assist the Company or its designee at the Company’s expense, in every way to secure the Company’s rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries, including, disclosing to the Company all pertinent information with respect thereto, and executing all applications, specifications, oaths, assignments and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to secure and convey to the Company and its successors and assigns, the sole and exclusive rights, title and interests in and to such Inventions, and any copyrights, patents or other intellectual property rights relating thereto.  The Employee agrees that his obligations to execute or cause to be executed, when it is in his power to do so, any such instruments or papers will continue after the termination of this Agreement.  If the Employee is unwilling or refuses, for any reason, to execute and deliver all such documents needed to complete such applications in the United States of America or foreign patents or any copyright registrations covering inventions or original works of authorship assigned to the Company as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in- fact, coupled with an interest, to act for an in the Employee’s behalf and stead to execute and file any such applications, at the Company’s expense, and to do all other lawfully permitted acts to further the prosecution in issuance of letters patent or copyright registration thereon with the same legal force and effect as if executed by the Employee.

7.           EQUITABLE RELIEF.  Employee agrees that any breach of Sections 5 and 6 above by Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief (without having to post bond) to prevent the violation or threatened violation of Employee’s obligations hereunder.

8.           WAIVER.  Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by such other party.  All waivers shall be in writing.

9.           SEVERABILITY; REFORMATION.  In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of a provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing and applicable law.

 10.        ASSIGNMENT.  The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company’s obligations hereunder.  This Agreement is personal to the Employee and accordingly, the Employee shall not have the right to assign his rights or obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.         HEADINGS.  Headings and sub-headings are for convenience only and shall not be deemed to be a part of this Agreement.

12.         AMENDMENTS.  This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.  Any amendment, consent, decision, waiver or other action to be made, taken or given by the Company with respect to the Agreement shall be made, taken or given on behalf of the Company only by authority of the Board.

13.         NOTICES.  Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first-class mail, postage prepaid, return receipt requested, or by faxed transmission where the date and time of the transmission are clearly stated, addressed, if to the Company, at  245 First Street, Sixteenth Floor, Cambridge, MA 02142, or, if to the Employee, at  6 Davis Brook Drive, Natick, MA 01760 or to such other addresses of which a party shall have notified the other in accordance with the provisions of this Section 13.

14.         COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

15.         SURVIVAL.  The provisions of this Agreement shall survive the termination of the Employee’s employment hereunder in accordance with their terms.

16.         ARBITRATION.  In the event of any dispute or disagreement arising out of or related to this Agreement, the dispute or disagreement shall be first negotiated by the parties, in good faith, and the parties shall use their best efforts to reach a resolution. In the event that the parties are, for whatever reason, unable to reach a resolution, then, in that event, either party may refer the matter to the American Arbitration Association for resolution in accordance with the then applicable rules and regulations of the American Arbitration Association.  The arbitration shall be held in Boston, Massachusetts before a single arbitrator and the decision of the arbitrator shall be final and binding upon the parties and the award may be entered in any court of competent jurisdiction. The cost of the arbitration filing fee and the arbitrator’s fee shall be divided equally between the parties and otherwise, each party shall be responsible for its own costs and expenses, including attorneys’ fees and disbursements.  Notwithstanding the foregoing, it is agreed that the Company may enforce its rights under Section 5, 6, and 7 hereof by means of a civil action in court.

17.         GOVERNING LAW.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Massachusetts applicable to contracts executed and wholly performed within such jurisdiction.  In enforcing such governing laws, any arbitrator or court of competent jurisdiction shall afford all relief which a Massachusetts court would afford under the circumstances.

EXECUTED as an instrument, under seal, as of the date first above written.

COMBINATORX, INCORPORATED

By:	/s/ Alexis Borisy
Alexis Borisy, President/CEO
Hereunto Duly Authorized

EMPLOYEE:

/s/ Jan Lessem
Dr. Jan Lessem

Exhibit A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 8th day of April, 2008 (the “Effective Date”) by and between CombinatoRx, Incorporated, a Delaware corporation duly organized under law and having a usual place of business at 245 First Street, Sixteenth Floor, Cambridge, MA 02142 (hereinafter referred to as the “Company”) and  Dr. Jan Lessem having a place of business at 6 Davis Brook Drive, Natick, MA  01760 (hereinafter referred to as the “Consultant”).

WHEREAS, the Company wishes to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation provided under and otherwise in accordance with the terms and conditions contained in this Agreement;

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.             TERM.  Commencing as of the Effective Date, and continuing until September 1, 2009 (the “Term”), unless earlier terminated pursuant to Article 4 hereof, the Consultant agrees that he will serve as a consultant to the Company.  This Agreement may be renewed or extended for any period as may be agreed by the parties.

2.                                      DUTIES AND SERVICES.

(a)           Consultant’s duties and responsibilities shall as described in Exhibit “A” be annexed hereto and made a part hereof (collectively, the “Duties” or “Services”).

(b)           The Consultant represents and warrants to the Company that s/he is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of his Duties.  Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which he performs Services concurrently with those performed herein.  Consultant understands and agrees that s/he will not bring to the Company or use in the performance of Consultant’s duties at the Company any materials or documents rightfully belonging to any other party which are not generally available to the public. Consultant may bring such materials and documents to the Company only if the Consultant has obtained written authorization from such other party for their possession and use.  Further, Consultant agrees that he will not enter into any agreement (either written or oral) which would put Consultant in conflict with this Agreement and/or require that s/he disclose Confidential Information.

(c)           Compliance with Policies and Regulations.  In performing the Services, Consultant shall comply, to the best of his knowledge, with all business conduct and regulatory and health and safety guidelines established by the Company for any governmental authority with respect to the Company’s business.

(d)           Consultant represents that he has not been disbarred and, to the best of his/her knowledge, is not under consideration for disbarment by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

3.             CONSULTING FEE AND OTHER COMPENSATION.

(a)           Subject to the provisions hereof, the Company shall pay Consultant a consulting fee as described in Appendix A.  The Consultant shall submit monthly, on the Company’s standard reporting form, a listing of his/her hours, the Duties performed and a summary of his activities.  The Consulting Fee shall be paid within thirty (30) days of the Company’s receipt of the report and invoice.

(b)           Consultant shall be entitled to prompt reimbursement for all pre-approved expenses incurred in the performance of his Duties, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company.  Pre-approval is required for expenses in excess of $500.00.

(c)           Subject to the Consultant and his qualified beneficiaries exercising their right to continue participation in the Company’s health and dental plans under COBRA as of the Effective Date, the Company will continue to contribute the employer’s share to the premium cost of their coverage under those plans until the earlier of the end of the Term or when the Consultant’ employment is terminated in accordance with this Agreement.

(d)           During the Term, the restricted stock and options to purchase common stock of the Company which were granted you prior to the Effective Date shall continue to vest in accordance with the applicable stock option agreements, certificates and plans, as in effect from time to time.  In addition, the Consultant will not be required to exercise any of such stock options within 90 days of April 7, 2008, but only within 90 days of the termination of this Agreement.  The Consultant will not be eligible to receive additional stock option or restricted stock grants during the Term or thereafter.

(e)           The Consultant agrees that all Services will be rendered by him as an independent contractor, and that this Agreement does not create an employer-employee relationship between the Consultant and the Company.  The Consultant shall have no right to receive any employee benefits, including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. Consultant agrees to pay all taxes, including self-employment taxes due in respect of the Consulting Fee and to indemnify and hold harmless the Company in the event the Company is required to pay any such taxes on behalf of Consultant.

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4.                                      EARLY TERMINATION OF THE TERM.

(a)           If the Consultant voluntarily ceases performing his/her Duties, becomes physically or mentally unable to perform his/her Duties, or is terminated for cause, then, in each instance, the Consulting Fee shall cease and terminate as of such date.

(b)           This Agreement may be terminated without cause by either party upon not less than thirty (30) days prior written notice by either party to the other.

(c)           Upon termination under Sections 4(a) or 4(b), neither party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 16 hereof.  Upon termination, and in any case upon the Company’s request, Consultant shall return immediately to the Company all Confidential Information and copies thereof.

5.             RESTRICTED ACTIVITIES.  For the period beginning on the Effective Date and continuing until September 1, 2009 (the “Restricted Period”), Consultant will not, directly or indirectly:

(i)            engage in any business activity (including, without limitation, either alone or as a partner, officer, director, employee, joint venturer or stockholder of, or as a consultant or other independent contractor to or agent or representative for, any company, business, individual or other             entity), which is directly or indirectly in competition with the Company’s Business, as hereinafter defined, at any time during the Restricted Period and for a period of one (1) year after the termination this Agreement; provided, however, that nothing in this Agreement shall prevent or restrict the Consultant from owning, directly or indirectly, not more than five percent (5%) of the securities of any publicly traded company for the sole purpose of a passive investment.  For purposes of this Agreement, the Company’s Business shall be defined as: (a) researching and developing a discovery platform that identifies novel, non-obvious combinations of active molecules that will then become patent-protected therapeutics, utilizing an automated, high-throughput process to search combinatorial space and using multiple such automated systems in parallel screening efforts to search combinatorial space using disease-specific assays and (b) developing, formulating, manufacturing and commercializing pharmaceutical products that consist of combinations of approved drugs; or

(ii)           solicit or request any employee of or consultant to the Company to leave the employ of or cease consulting for the Company; or

(iii)          solicit or request any employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of the Company; or

(iv)          solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of the Company, to employ or retain as a consultant any employee or consultant of the Company; or

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(v)           induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company.

6.             PROPRIETARY RIGHTS.

(a)           Definitions.  For the purposes of this Article 6, the terms set forth below shall have the following meanings:

              (i)            Concept and Ideas.  Those concepts and ideas disclosed by the Company to Consultant or which are first developed by Consultant during the course of the performance of Services hereunder and which relate to the Company’s present, past or prospective business activities, services, and products, all of which shall remain the sole and exclusive property of the Company.  The Consultant shall have no publication or other intellectual property rights, and all of the same shall belong exclusively to the Company.

              (ii)           Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include all information relating to the business, plans and/or technology of the Company including, but not limited to technical information, including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques; microscopy technology and signal identification strategy whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques, including written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant; or (d) is supplied to Consultant by a third party without binder of secrecy, provided, however, that such third party has no obligation to the Company or any of its affiliated companies to maintain such information in confidence.

(b)           Non-Disclosure to Third Parties.  Except as required by Consultant’s Duties, Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts, or Ideas to any third party without the prior written consent of the Company which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

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(c)           Documents, etc.  All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’s products and services, records, notebooks and all other materials containing Confidential Information or information about Concepts or Ideas (including all copies and reproductions thereof) that come into Consultant’s possession or control by reason of Consultant’s performance of the relationship, whether prepared by Consultant or others: (a) are the property of the Company, (b) will not be used by Consultant in any way other than in connection with the performance of his Duties, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Company’s or Consultant’s premises (except as Consultant’s Duties require), and (e) at the termination (for whatever reason), of Consultant’s relationship with the Company, will be left with, or forthwith returned by Consultant to the Company.

(d)           Patents, etc.  The Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas.  Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether registrable or not (“Developments”), which Consultant, as a result of rendering Services to the Company under this Agreement, may conceive or develop, shall: (i) forthwith be brought to the attention of the Company by Consultant and (ii) belong exclusively to the Company.  No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

(e)           Assignment.  The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all of his right, title and interest in and to all Concepts, Ideas, and Developments. The Consultant will execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7.             EQUITABLE RELIEF.  Consultant agrees that any breach of Articles 5 and 6 above by him would cause irreparable damage to the Company and that, in the event of such breach or threatened breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief (without having to post a bond) to prevent the violation or threatened violation of Consultant’s obligations hereunder.

8.             WAIVER.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.  All waivers by the Company shall be in writing.

9.             SEVERABILITY; REFORMATION.  In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable

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provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of a provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

10.          ASSIGNMENT.  The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company’s obligations hereunder.  Consultant shall not have the right to assign his/her rights or obligations under this Agreement without the prior written consent of the Company.

11.          HEADINGS.  Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

12.          AMENDMENTS.  This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

13.          NOTICES.  Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the other in accordance with the provisions of this Section 13.

14.          COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

15.          GOVERNING LAW.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Massachusetts applicable to contracts executed and wholly performed within such jurisdiction. Any dispute arising hereunder shall be referred to and heard in only a court located in Massachusetts, to whose jurisdiction each party hereby assents.

16.          SURVIVAL.  The provisions of Sections 5 to 9 and 15 to 16 of this Agreement shall survive the expiration of the Term or the termination of this Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement.

EXECUTED, under seal, effective as of the Effective Date.

COMBINATORX, INCORPORATED	CONSULTANT

By:
Alexis Borisy	Jan Lessem
President and Chief Executive Officer

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Appendix “A”

(A) Duties and Responsibilities:

The Consultant has knowledge and experience of the Company such that he is uniquely qualified to provide business and management advice to Company’s senior executives.  Therefore, it is agreed that, during the Term, the Consultant shall make himself reasonably available during normal business hours to provide advice and other consulting services to the Company and those designated by it.  Consulting services shall include advice relating to Consultant’s prior duties for the Company and, consistent with his knowledge and experience of the Company and its industry, advice with respect to clinical matters, medical advisory boards, key business relationships, strategic planning and the like.  Consulting services during the Term may only be requested by the Company’s President/Chief Executive Officer, or any Vice President of the Company and all work must be authorized in advance.  Services may be provided by telephone, by traveling to meet with individuals as requested by the Company, or at the Company’s offices, as the Company and the Consultant may agree from time to time, provided, however, that any performance at the Company’s offices shall be by mutual agreement.  The Company agrees to coordinate with the Consultant to reasonably accommodate any periods of the Consultant’s unavailability due to vacations, illness and similar absences.

(B)  Fee Schedules and Payment Dates:

CombinatoRx agrees to pay the Consultant a fee of $600.00 per hour for consulting to a maximum of $200,000 per year.  Invoices for hours of service should be sent monthly to Accounts Payable at CombinatoRx, Incorporated, to ensure that they are paid within 30 days of receipt.

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